Exhibit 99.1

FOR RELEASE: NEW HARTFORD, NY, December 19, 2019 CONTACT: Christopher R. Byrnes (315) 738-0600 ext. 6226 cbyrnes@partech.com, www.partech.com

PAR TECHNOLOGY COMPLETES ACQUISITION OF RESTAURANT MAGIC

NEW HARTFORD, N.Y.—December 19, 2019— PAR Technology Corporation (NYSE: PAR) today announced that on December 18, 2019, ParTech, Inc., a wholly owned subsidiary, completed the acquisition of AccSys, LLC (“Restaurant Magic”), a leading provider of back-office restaurant management software.

The acquisition price for Restaurant Magic, consisted of $13.0 million of cash, subject to purchase price adjustments, $27.0 million of PAR Technology restricted stock, a $2.0 million subordinated promissory note, and the opportunity to earn additional purchase price consideration subject to the achievement of post-closing revenue focused milestones.  PAR Technology also assumed awards granted under Restaurant Magic’s long term incentive plan to employees and contractors for an aggregate of $2.0 million of restricted stock units covering shares of PAR’s common stock that vest over 3 years of continued service.

About PAR Technology Corporation

PAR is a leading global provider of software, systems, and service solutions to the restaurant and retail industries. Today, with 40 years of experience and point of sale systems in nearly 100,000 restaurants and more than 110 countries, PAR is redefining the point of sale through cloud software and bringing technological innovation to all corners of the enterprise. PAR’s Government Business is a leader in providing computer-based system design, engineering and technical services to the Department of Defense and various federal agencies. PAR Technology Corporation's stock is traded on the New York Stock Exchange under the symbol PAR. For more information, visit www.partech.com or connect with PAR on Facebook at www.facebook.com/parpointofsale or Twitter at www.twitter.com/Par_tech.